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                                                                     EXHIBIT 3.6



                            ARTICLES OF INCORPORATION

                         ENCLAVE ADVANCEMENT GROUP, INC.


         I, the undersigned natural person of the age of eighteen (18) years or more, being a citizen of the State of Texas, acting as an incorporator of a corporation (the "Corporation") under the Texas Business Corporation Act (the "Act") adopt the following Articles of Incorporation for the Corporation:

                                   ARTICLE ONE

                                      Name

           The name of the Corporation is ENCLAVE ADVANCEMENT GROUP, INC.

                                   ARTICLE TWO

                                    Duration

           The period of the duration of the Corporation is perpetual.

                                  ARTICLE THREE

                                    Purposes

           The purposes for which the Corporation is organized are:

         Clause (a). To transact any and all lawful purposes for which corporations may be incorporated under the Act.

         Clause (b). To engage in the business of performing and rendering services of every kind and description permitted by law in connection with, and to engage in any and all lawful, economic, industrial, agricultural and business pursuits.

         Clause (c). To manufacture, construct, erect, fabricate, treat, import, export, design, process, develop, explore for, extract, use, buy, sell and generally deal in and with, at wholesale and retail, as principal, agent, broker, jobber, factor and/or commission merchant, natural resources and their products and by-products, including but not limited to rare metals, earths, minerals, elements, ores, chemicals and combinations thereof with high heat resistance and anti-corrosive qualities, and any and all other metals, minerals, earths, ores, chemicals,
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fissionable substances and combinations thereof, and their products and by-products of every kind and description, whether similar or dissimilar to those enumerated.

         Clause (d). To manufacture, produce, construct, purchase, lease as lessee, or otherwise acquire, hold, own, use, store, lease as lessor, warehouse, rent, mortgage, assign, pledge, encumber, pawn, consign, market, distribute, import, export, sell at wholesale or retail or otherwise dispose of machinery, tools, equipment, appliances, devices, accessories, supplies, materials, goods, wares, rigs, and personal property of every class and description and articles of every nature.

         Clause (e). To apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, own, use, develop, operate and introduce, and to sell, assign, transfer, grant, or acquire licenses or territorial rights in respect to any copyrights, trademarks, tradenames, brands, labels, patents, patent rights, letters patent of the United States or of any other country or government, inventions, processes, contrivances and improvements, whether used in connection with or secured under letters patent or otherwise.

         Clause (f). To engage in a general construction and contracting business, including maintaining, constructing, erecting, enlarging, altering, repairing, removing, and otherwise engaging in any work upon any and all classes of buildings, erections, works, and improvements of every kind and nature whatsoever, and to manufacture and furnish the building materials and supplies connected therewith.

         Clause (g). To lease, purchase, sell and subdivide real property in towns, cities and villages and their suburbs not extending more than two (2) miles beyond their limits; to erect, construct, or repair any buildings, or improvements, or to contract for the erection, construction or repair thereof, and to acquire, own or prepare for use any materials for said purposes.

         Clause (h). To engage in the business of acquiring, holding, managing, collecting revenues from, exchanging and disposing of real estate located in cities, towns, villages, and their suburbs not extending more than two (2) miles beyond their limits.

         Clause (i). To act as a general partner in a general or limited partnership and to act as a limited partner in a limited partnership to the extent permitted by law, in the performance of the business of the Corporation and the purposes listed above.

         Clause (j). To do everything necessary, advisable, proper or convenient for the accomplishment of any of the purposes set forth, and to do all other things incidental to or connected therewith, which are not inconsistent with the laws under which this Corporation is organized and/or pursues its purposes.


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         Clause (k). To carry out the purposes hereinabove set forth in any state, territory, district or foreign country, to the extent that such purposes are not forbidden by the laws of such state, territory, district or possession of the United States, or by such foreign country.

         Clause (l). The objects and purposes specified in the foregoing clauses shall, except as otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clauses in these Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes.

                                  ARTICLE FOUR

                                  Capital Stock

         Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Ten Thousand (10,000) shares of common stock of the par value of Ten Cents ($0.10) each.

         Section 2. Cumulative Voting Denied. No shareholder shall have the right to cumulate his votes for the election of directors, but each share shall be entitled to one vote in the election of each director.

         Section 3. Denial of Preemptive Rights. No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the Corporation which it may issue or sell, whether out of number of shares authorized by these Articles of Incorporation or by amendment thereof or out of the shares of the stock of the Corporation acquired by it after the issuance thereof, nor shall any shareholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the Corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe

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for, purchase or receive from the Corporation any shares of its capital stock;
but all such additional issues of stock, rights and options, or of bonds, debentures or other securities convertible into or exchangeable for stock, or to which warrants shall be attached or appertain or which shall confer upon the holder the rights to subscribe for, purchase or receive any shares of stock, may be issued and disposed of by the Board of Directors to such persons, firms, or corporations as in their absolute discretion they may deem advisable. The acceptance of stock in the Corporation shall be a waiver of any preemptive or preferential right which in the absence of this provision might otherwise be asserted by shareholders of the Corporation or any of them.

                                  ARTICLE FIVE

                  Initial Consideration for Issuance of Shares

         The Corporation will not commence business until it has received for the issuance of shares consideration of One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property received.

                                   ARTICLE SIX

                       Initial Registered Office and Agent

         The post office address of the initial registered office of the Corporation is 1601 Elm Street, Dallas, Texas 75201, and the name of the initial registered agent of the Corporation, at such address, is CT Corporation System.

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                                  ARTICLE SEVEN

                            Data Respecting Directors

         Section 1. Board of Directors. The number of directors shall from time to time be fixed by the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors is three (3) who need not be residents of the State of Texas or shareholders of the Corporation.

         Section 2. Names and Addresses. The names and addresses of the persons who are elected to serve as directors until the first annual meeting of the shareholders, and until their successors shall have been elected and qualified, are:

         Name                                             Address
         ----                                             -------
         Jack V. Gunion                              11103 West Avenue
                                                     San Antonio, Texas 78213

         Alan R. Minoff                              Sears Tower
                                                     Dept. 702 SSM, BSC 37-21
                                                     Chicago, Illinois 60684

         Robert J. Richardson                        Sears Tower
                                                     Dept. 702 SSM, BSC 37-21
                                                     Chicago, Illinois 60684

         Section 3. Increase or Decrease of Directors. The number of directors may be increased or decreased from time to time by amendment to the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a Bylaw fixing the number of directors, the number shall be three (3).

                                  ARTICLE EIGHT

                        Transactions With the Corporation

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         Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or otherwise known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification; and no director shall be liable to account to the Corporation for any profits realized by or from or through any such contract or other transaction by reason of interest therein when such contract or other transaction has been authorized or ratified in accordance with the foregoing. This Article Eight shall not be construed to invalidate any contract or transaction which would otherwise be valid in the absence of this provision.

                                  ARTICLE NINE

                          Data Respecting Incorporator

The name and address of the incorporator of the Corporation is:

Name                                                        Address
----                                                        -------
J. David Oppenheimer                                 711 Navarro, Suite 620
                                                     San Antonio, TX 78205



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         IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of
August, 1988,

                                                  INCORPORATOR:

                                                  /s/ J. David Oppenheimer
                                                  ------------------------
                                                  J. DAVID OPPENHEIMER
To the Secretary of State
  of the State of Texas


         C T Corporation System, as the registered agent for the domestic and foreign corporations named on the attached list submits the following statement for the purpose of changing the registered office for such corporations, in the State of Texas:

1.       The name of the corporation is                    see attached list
                                        -------------------------------------

2. The post office address of its present registered office is c/o C T CORPORATION SYSTEM, 1601 ELM STREET, DALLAS, TEXAS 75201

3. The post office address to which its registered office is to be changed is c/o C T CORPORATION SYSTEM, 350 N. ST, PAUL STREET, DALLAS, TEXAS 75201

4. The name of its present registered agent is C T CORPORATION SYSTEM

5. The name of its successor registered agent is C T CORPORATION SYSTEM

6. The post office address of its registered office and the post office address of the business office of its registered agent, as changed, will be identical.

7 . Notice of this change of address has been given in writing to each corporation named on the attached list 10 days prior to the date of filing of this certificate.

Dated  July 2, 1990.

                                                C T CORPORATION SYSTEM

                                                By /s/ Herbert R. Stratman
                                                   ------------------------
                                                  Its     Vice     President


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                   STATEMENT OF CHANGE OF REGISTERED OFFICE OR
                    REGISTERED AGENT OR BOTH BY A CORPORATION
                LIMITED LIABILITY COMPANY OR LIMITED PARTNERSHIP

1. The name of the entity is ENCLAVE ADVANCEMENT GROUP, INC. The entity's charter/certificate of authority/file number is 1086382-00.

2. The registered office address as PRESENTLY shown in the records of the Texas secretary of state is 350 N. St. Paul Street, Dallas, TX 75201.

3. The address of the NEW registered office is 1212 Guadalupe, Suite 102, Austin, TX 78701.

4. The name of the registered agent as PRESENTLY shown in the records of the Texas secretary of state is CT Corporation System.

5. The name of the NEW registered agent is Capitol Corporate Services, Inc.

6. Following the changes shown above, the address of the registered office and the address of the office of the registered agent will continue to be identical, as required by law.

7. The changes shown above were authorized by: Business Corporations may select A or B Non-Profit corporations may select A, B or C Limited Liability Companies may select D or E Limited Partnerships select F

         A. The board of directors; OR
         B. X An officer of the corporation so authorized by the board of directors; OR
         C.__ The members of the corporation in whom management of the corporation is vested pursuant to article 2.14C of the Texas Non-Profit Corporation Act.
         D.__ Its members
         E.__ Its managers
         F.__ The limited partnership

                                  /s/ Doug Shepard
                                  ----------------------------------
                                 (Authorized Officer of Corporation)
                                 (Authorized Member or Manager of LLC)
                                  (General Partner of Limited Partnership)



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